HIGHLAND FUNDS I

Certificate of Designation

of

Highland HFR Global ETF

Highland HFR Event-Driven ETF

Highland HFR Equity Hedge ETF

Highland S&P AAA CLO ETF

The undersigned, being the Secretary of Highland Funds I, a Delaware statutory trust (the “Trust”), pursuant to the authority conferred upon the Trustees of the Trust by Section 5.2 of the Trust’s Agreement and Declaration of Trust (“Declaration”), hereby confirms the establishment and designation, by the affirmative vote of a majority of the Trustees of the Trust, of the Highland HFR Global ETF, Highland HFR Event-Driven ETF, Highland HFR Equity Hedge ETF and Highland S&P AAA CLO ETF (each, a “Fund” and collectively, the “Funds”) with the following rights, preferences and characteristics:

1. Shares. The beneficial interest in each Fund shall be divided into Shares having a nominal or par value of $.001 per Share, of which an unlimited number may be issued, which Shares shall represent interests only in the Fund. The Trustees shall have the authority from time to time to authorize separate Series of Shares for the Trust as they deem necessary or desirable.

2. Creation Units. The Shares of each of Highland HFR Global ETF, Highland HFR Event-Driven ETF and Highland HFR Equity Hedge ETF shall be issuable and redeemable only in aggregations of 50,000 Shares (each such lot, a “Creation Unit”). The Shares of Highland S&P AAA CLO ETF shall be issuable and redeemable only in aggregations of 100,000 Shares. The Trustees shall have the authority from time to time to modify the number of Shares in a Creation Unit as they deem necessary or desirable.

3. Transaction Fees. Shares shall be subject to such transaction fees for issuance and redemption, as may be established from time to time by the Trustees, as set forth in each Fund’s prospectus.

4. Meetings. A meeting of Shareholders of a Fund may be called with respect to the Rule 12b-1 distribution plan applicable to such Fund or with respect to any other proper purpose affecting only holders of shares of such Fund at any time by a majority of the Trustees.

5. Other Rights Governed by Declaration. All other rights, preferences, qualifications, limitations and restrictions with respect to Shares of any Series of the Trust or with respect to any Class of Shares set forth in the Declaration shall apply to Shares of a Fund unless otherwise specified in this Certificate of Designation, in which case this Certificate of Designation shall govern.

6. Amendments, etc. Subject to the provisions and limitations of the Declaration and applicable law, this Certificate of Designation may be amended by an instrument signed in writing by a majority of the Trustees (or by any officer of the Trust pursuant to the vote of a majority of the Trustees) or when authorized to do so by the vote in accordance with the Declaration of the holders of a majority of all the Shares of the Fund outstanding and entitled to vote.

7. Incorporation of Defined Terms. All capitalized terms which are not defined herein shall have the same meaning as ascribed to those terms in the Declaration.

[Signature Page Follows]

SIGNATURE

HIGHLAND FUNDS I

Date: May 28, 2015

By:	/s/ Ethan Powell
Ethan Powell
Secretary